TRIPLES HOLDINGS LIMITED


                                    - and -


                            FOUR SEASONS HOTELS INC.



                                    - and -




                  MONTREAL TRUST COMPANY OF CANADA, AS TRUSTEE




                         ------------------------------
                                TRUST AGREEMENT
                         ------------------------------







                                 October 3, 1996

                               TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS AND INTERPRETATION.....................................2
       1.01       Definitions..................................................2
       1.02       Interpretation not Affected by Headings, etc.................2
       1.03       Number, Gender. etc..........................................2

ARTICLE 2 - PURPOSE OF AGREEMENT...............................................2
       2.01       Establishment of Trust.......................................2
       2.02       Restriction on Sale..........................................2
       2.03       Improper Sale................................................3
       2.04       Assumptions..................................................3
       2.05       Prevention of Improper Sales.................................4
       2.06       Supplemental Agreements......................................4

ARTICLE 3 - ACCEPTANCE OF TRUST................................................4
       3.01       Acceptance and Conditions of Trust...........................4
       3.02       Enquiry by Trustee...........................................6
       3.03       Request by Holders...........................................6
       3.04       Condition to Action..........................................6
       3.05       Limitation on Action by Holder...............................6

ARTICLE 4 - COMPENSATION.......................................................7
       4.01       Fees and Expenses of the Trustee.............................7

ARTICLE 5 - INDEMNIFICATION....................................................7
       5.01       Indemnification of the Trustee...............................7

ARTICLE 6 - CHANGE OF TRUSTEE..................................................8
       6.01       Resignation..................................................8
       6.02       Removal......................................................8
       6.03       Successor Trustee............................................8
       6.04       Notice of Successor Trustee..................................9

ARTICLE 7 - TERMINATION........................................................9
       7.01       Term.........................................................9
       7.02       Survival of Agreement........................................9

ARTICLE 8 - GENERAL............................................................9
       8.01       Severability.................................................9
       8.02       Amendments, Modifications. etc...............................9
       8.03       Ministerial Amendments.......................................9
       8.04       Amendments only in Writing..................................10
       8.05       Meeting to Consider Amendments..............................10
       8.06       Enurement...................................................10
       8.07       Notices.....................................................10
       8.08       Notice to Holder............................................11
       8.09       Counterparts................................................11
       8.10       Jurisdiction................................................11

                                TRUST AGREEMENT

        THIS AGREEMENT dated the 3rd day of October, 1996.

B E T W E E N:

                              TRIPLES HOLDINGS LIMITED, a company incorporated under the laws of Ontario

                              ("Triples")

                              -and-

                              FOUR SEASONS HOTELS INC., a corporation
                              incorporated under the laws of Ontario

                              (the "Company")

                              -and-

                              MONTREAL TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, as trustee for the benefit of the Holders (as defined below)

                              (the "Trustee")

RECITALS:

(A) By articles of amendment effective October 3rd. 1996, the Company amended its articles (which, as amended, are referred to as the ("Articles") to create a class of variable voting shares (collectively, the "Variable Voting Shares").

(B)       All of the Variable Voting Shares are owned by Triples.

(C) Pursuant to the Articles, Variable Voting Shares automatically will convert into Limited Voting Shares upon any transfer, except a transfer to, (a) a person who is a member of the Sharp Family (as defined in the Articles), so long as the Sharp Family beneficially owns a majority of the outstanding Variable Voting Shares, (b) a Qualified Purchaser (as defined in the Articles), or (c) a BONA FIDE financial institution (as contemplated by the Articles).

(D        Triples and the Company are desirous of entering into this agreement to ensure that the holders (collectively, the "Holders") from time to time of the Limited Voting Shares will not be deprived of any rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid for the Variable Voting Shares if the Variable Voting Shares and the Limited Voting Shares were a single class of shares.

(E) Triples and the Company desire to constitute the Trustee as a trustee for the Holders so that the Holders, through the Trustee, will receive the benefits of this agreement.

(F) These recitals and any statements of fact in this agreement are, and shall be deemed to be, made by Triples and the Company and not by the Trustee.

          NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants that it contains and for other valuable consideration (the receipt and sufficiency of which are acknowledged) the parties agree that:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.01 DEFINITIONS. In this agreement, capitalized terms that are not otherwise defined shall have the meanings attributed to them in the Articles.

1.02 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.03 NUMBER, GENDER, ETC. Words importing the singular number only shall include the plural and VICE VERSA. Words importing the use of any gender shall include all genders.

                                   ARTICLE 2
                              PURPOSE OF AGREEMENT

2.01 ESTABLISHMENT OF TRUST. The purpose of this .agreement is to ensure that the Holders will not be deprived of any rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid for the Variable Voting Shares if the Variable Voting Shares and the Limited Voting Shares were a single class of shares.

2.02 RESTRICTION ON SALE. Triples shall not sell any Variable Voting Shares, directly or indirectly, pursuant to a take-over bid (as defined in applicable securities legislation) under circumstances in which that legislation would have required the same offer to be made to holders of Limited Voting Shares if the sale by Triples had been of Limited Voting Shares rather than Variable Voting Shares (but otherwise on the same terms) unless concurrently an offer is made to purchase Limited Voting Shares that:

     (a) offers a price per Limited Voting Share at least as high as the highest price per share paid pursuant to the take-over bid for the Variable Voting Shares;

     (b) provides that the percentage of outstanding Limited Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of Variable Voting Shares to be sold (exclusive of Variable Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

     (c) has no condition attached other than the right not to take up and pay for Limited Voting Shares tendered if no shares are purchased pursuant to the offer for Variable Voting Shares; and

     (d) is in all other material respects identical to the offer for Variable Voting Shares.

For the purposes of this section, it shall be assumed that the offer that would have resulted in the sale of Limited Voting Shares by Triples would have constituted a take-over bid under applicable securities legislation, regardless of whether this actually would have been the case, and the varying of any material term of an offer shall be deemed to constitute the making of a new offer.

2.03 IMPROPER SALE. If any person or company, other than Triples, carries out a sale (including an indirect sale) that Triples is restricted from carrying out pursuant to section 2.02, Triples shall not at or after the time such sale becomes effective do any of the following with respect to any of the Variable Voting Shares so sold:

     (a)  dispose of them without the prior written consent of the Trustee;

     (b) convert them into Limited Voting Shares without the prior written consent of the Trustee; or

     (c) exercise any voting rights attaching to them except in accordance with the written instructions of the Trustee, with which Triples shall comply.

2.04      ASSUMPTIONS.  For the purposes of this Article:

     (a) any sale that would result in a direct or indirect acquisition of Variable Voting Shares or Limited Voting Shares, or in the direct or indirect acquisition of control or direction over those shares, shall be construed to be a sale of those Variable Voting Shares or Limited Voting Shares, as the case may be; and

     (b) if there is an offer to acquire that would have been a take-over bid for the purposes of applicable securities legislation if not for the provisions of the Articles that cause the Variable Voting Shares to automatically convert into

          Limited Voting Shares in certain circumstances, that offer to acquire shall nonetheless be construed to be a take-over bid for the purposes of this agreement.

2.05 PREVENTION OF IMPROPER SALES. Triples shall use its best efforts to Prevent any person or company from carrying out a sale that Triples would be restricted from carrying out pursuant to section 2.02, regardless of whether that person or company is a party to this agreement.

2.05 SUPPLEMENT AGREEMENTS. Triples shall not dispose of any Variable Voting Shares unless the disposition is conditional upon the person or company acquiring those shares entering into an agreement substantially in the form of this agreement and under which that person or company has the same rights and obligations as Triples has under this agreement. Neither the conversion of Variable Voting Shares into Limited Voting Shares nor any subsequent disposition of those Limited Voting Shares shall constitute a disposition of Variable Voting Shares for the purposes of this section.

                                    ARTICLE 3
                               ACCEPTANCE OF TRUST

3.01 ACCEPTANCE AND CONDITIONS OF TRUST. The Trustee accepts the trust created by this agreement (the "Trust") and assumes the duties created and imposed upon it by this agreement, provided that it:

     (a) shall not be liable for any action taken or omitted to be taken by it under or in connection with this agreement, except for its own gross negligence, wilful misconduct or bad faith;

     (b) may, at the expense of the Company, consult with legal counsel, who may be legal counsel for Triples or the Company, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by the Trustee under this agreement in good faith and in reliance thereon;

     (c) may execute any of the trusts and powers or perform any duties under this agreement either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed by it with due care;

     (d) may own shares or other securities (including evidences of indebtedness) of the Company to the same extent and in the same manner as though it were not the Trustee. The Trustee shall not be disqualified from acting as registrar, transfer agent, paying agent or in any fiduciary capacity for, or from engaging in customary business and banking activities for or with, any Holder, Triples or the Company;

     (e) may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any instruction, advice, notice, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties and, subject to subsections 3.01(a) and 3.01(b), shall be under no liability with respect to any action taken or omitted to be taken in accordance with such instruction, advice, notice, opinion or other document;

     (f) shall not be required to exercise any of the rights and powers vested in it by this agreement which would violate any applicable law or which, in its reasonable judgment, would involve it in expense or liability (including, without limitation, the payment of any taxes) unless it shall have been furnished with reasonable security or indemnity against such expenses and liabilities which might be incurred by it in exercising any such rights or powers and the Company agrees to provide such security and indemnity as may be required;

     (g) undertakes to perform such duties (and only such duties) as are set forth in this agreement, and no implied covenants or obligations shall be read into this agreement against the Trustee;

     (h) may treat the person in whose name any Limited Voting Shares are registered as the owner of such shares for all purposes, unless evidence available to the Trustee provides reasonable grounds for the Trustee to conclude that this is not the case;

     (i) may at any time request written instructions from the Company with respect to the interpretation of this agreement or any action to be taken or suffered or not taken under this agreement and shall be entitled to withhold action under this agreement until it shall have received such written instructions from the Company;

     (j) attach conditions to any consent that it gives in exercising its rights under this agreement;

     (k) exercise its rights under this agreement in a manner that it considers to be in the best interests of the Holders (other than Triples and Holders who, in the opinion of the Trustee, participated directly or indirectly in a transaction restricted by section 2.02) and consistent with the purpose of this agreement; and

     (l) shall not be bound to make any investigation into the facts or matters stated in any instruction, advice, notice, opinion or other document but may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit.

3.02 ENQUIRY BY TRUSTEE. If and whenever the Trustee has reasonable cause to believe that Triples or the Company may have breached, or may intend to breach, any provision of this agreement, the Trustee shall make reasonable enquiry to determine whether such a breach has occurred or is intended. If the Trustee determines that a breach has occurred, or is intended to occur, the Trustee shall forthwith deliver to the Company a certificate stating that the Trustee has made such determination. Upon delivery of that certificate, the Trustee shall be entitled to take, and subject to section 3.04 shall take, such action as the Trustee considers necessary to enforce its rights under this agreement on behalf of the Holders.

3.03 REQUEST BY HOLDERS. Subject to section 3.04, if and whenever Holders of not less than 10% of the then outstanding Limited Voting Shares determine that Triples or the Company has breached, or intends to breach, any provision of this agreement, those Holders may require the Trustee to take action in connection with that breach or intended breach by delivering to the Trustee a requisition in writing signed in one or more counterparts by those Holders and setting forth the action to be taken by the Trustee. Subject to section 3.04, upon receipt by the Trustee of such a requisition, the Trustee shall forthwith take such action as is specified in the requisition and any other action that the Trustee considers necessary to enforce its rights under this agreement on behalf of the Holders.

3.04 CONDITION TO ACTION. The obligation of the Trustee to take any action on behalf of the holders of the Limited Voting Shares shall be conditional upon the Trustee receiving from the Company or from one or more Holders such funds and indemnity as the Trustee may reasonably require in respect of any costs or expenses which it may incur in connection with any such action. The Company shall provide such reasonable funds and indemnity to the Trustee if the Trustee has delivered to the Company the certificate referred to in section 3.02.

3.05 LIMITATION ON ACTION BY HOLDER. No Holder shall have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy for the purpose of enforcing any rights arising from this agreement unless Holders shall have:

     (a) requested that the Trustee act in the manner specified in section 3.03; and

     (b)  provided reasonable funds and indemnity to the Trustee,

and the Trustee shall have failed to so act within 30 days after the provision of such funds and indemnity. In that case, any Holder, acting on behalf of itself and all other Holders, shall be entitled to take those proceedings in any court of competent jurisdiction that the Trustee might have taken.

                                   ARTICLE 4
                                  COMPENSATION

4.01 FEES AND EXPENSES OF THE TRUSTEE. The Company agrees to pay to the Trustee reasonable compensation for all of the services rendered by it under this agreement and will reimburse the Trustee for all reasonable expenses (including taxes) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this agreement. Notwithstanding the foregoing, the Company shall have no obligation to compensate the Trustee or reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee:


     (a)  in connection with any action taken by the Trustee pursuant to section
          3.02 if the Trustee has not delivered to the Company the certificate referred to in section 3.03 in respect of that action; or

     (b) in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence or wilful misconduct.

                                   ARTICLE 5
                                INDEMNIFICATION

5.01 INDEMNIFICATION OF THE TRUSTEE. The Company agrees to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without negligence, wilful misconduct or bad faith on the part of such Indemnified Party may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this agreement, or any written or oral instructions delivered to the Trustee by the Company pursuant hereto. In no case shall the Company be liable under this indemnity for any claim against any of the Indemnified Parties unless the Company shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim, or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. The Company shall be entitled to participate at its own expense in the defence of the assertion or claim. Subject to (b), below, the Company may elect at any time after receipt of such notice to assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless:

          (a) the employment of such counsel has been authorized by the Company; or

          (b) the named parties to any such suit include both the Trustee and the Company and the Trustee shall have been advised by counsel acceptable to the Company that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to the Company (in which case the Company shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

                                   ARTICLE 6
                               CHANGE OF TRUSTEE

6.01 RESIGNATION. The Trustee, or any trustee subsequently appointed, may resign at any time by giving written notice of such resignation to the Company specifying the date on which its desired resignation shall become effective, provided that such notice shall be provided at least three months before such desired effective date unless the Company otherwise agrees. Such resignation shall take effect upon the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee (which shall be a Corporation or company authorized to carry on the business of a trust company in Ontario) by written instrument, in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. If the Company does not appoint a successor trustee, the Trustee or any Holder may apply to a judge of the Ontario Court General Division for the appointment of a successor trustee.

6.02 REMOVAL. The Trustee, or any trustee subsequently appointed, may be removed at any time on thirty days' prior notice by written instrument executed by the Company, in duplicate. One copy of that instrument shall be delivered to the Trustee so removed and one copy to the successor trustee. The removal of the Trustee shall become effective upon the appointment of a successor trustee in accordance with section 6.03.

6.03 SUCCESSOR TRUSTEE. Any successor trustee appointed as provided under this agreement shall execute, acknowledge and deliver to Triples and the Company and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with like effect as if originally named as trustee in this agreement. However, on the written request of Triples and the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Triples, the Company and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

6.04 NOTICE OF SUCCESSOR TRUSTEE. Upon acceptance of appointment by a successor trustee as provided herein, the Company shall cause to be mailed notice of the succession of such trustee hereunder to the holder of Exchangeable Shares. If Triples or the Company shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Triples and the Company.

                                   ARTICLE 7
                                  TERMINATION

7.01 TERM. The Trust created by this agreement shall continue until the earlier to occur of the following events:

          (a)  no Variable Voting Shares are outstanding; or

          (b) twenty-one years after the death of the last survivor of the descendants of His Majesty King George VI of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

7.02 SURVIVAL OF AGREEMENT. This agreement shall survive any termination of the Trust and shall continue until there are no Variable Voting Shares outstanding; provided, however, that the provisions of Articles 4 and 5 shall survive any such termination of this agreement.

                                   ARTICLE 8
                                    GENERAL

8.01 SEVERABILITY. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions:

8.02 AMENDMENTS, MODIFICATIONS, ETC. This agreement may be amended or modified by an agreement in writing executed by the Company and Triples and approved by a special resolution (as defined in the BUSINESS CORPORATION ACT (Ontario)) of the Holders.

8.03      MINISTERIAL AMENDMENTS.  Notwithstanding the provisions of section 8.02, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Holders but subject to the approval of each Canadian stock exchange on which the Limited Voting Shares then are listed (or have been listed within the preceding year), amend or modify this agreement to cure any ambiguity or to correct or supplement any provision contained in this agreement or in any amendment to this agreement that may be defective or inconsistent with any other provision contained in this agreement or that amendment, or to make such other provisions in regard to matters or questions arising under this agreement, as shall not adversely affect the interest of the Holders.

8.04 AMENDMENTS ONLY IN WRITING. No amendment to or modification or waiver of any of the provisions of this agreement shall be effective unless made in writing and signed by all of the parties hereto.

8.05 MEETING TO CONSIDER AMENDMENTS. The Company, at the request of Triples, shall call a meeting for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 8.02.

8.06 ENUREMENT. This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns and to the benefit of the Beneficiaries. Except as specifically set forth in this agreement, nothing in this agreement is intended to or shall be deemed to confer upon any other person any rights or remedies under or by reason of this agreement.

8.07 NOTICES. All notices and other communications between the parties hereunder shall be in writing and shall be deemed given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a)       if to Triples:           Triples Holdings Limited
                                   1165 Leslie Street
                                   Don Mills, Ontario
                                   M3C 2K8

                                   Attention:  Isadore Sharp
                                   Telecopier: (416) 441-4374

(b)       if to the Company:       Four Seasons Hotels Inc.
                                   1165 Leslie Street
                                   Don Mills, Ontario
                                   M3C 2K8

                                   Attention: Secretary
                                   Telecopier: (416) 441-4303

     (c)  if to the Trustee:       Montreal Trust
                                   Company of Canada 15 Front Street
                                   West, Suite 605 Toronto, Ontario
                                   M5J 2N1

                                   Attention:  Manager, Corporate Trust
                                   Department
                                   Telecopier: (416) 981-9777

8.08 NOTICE TO HOLDER. Any and all notices to be given and any documents to be sent to any Holder may be given or sent to the address of such holder shown on the register of Holders in any manner permitted by the By-laws of the Company from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such a manner) at the time specified in such By-laws, the provisions of which By-laws shall apply MUTATIS MUTANDIS to notices or documents as aforesaid sent to such holders.

8.09 COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.10 JURISDICTION. This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

          IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.


                                   TRIPLES HOLDINGS LIMITED

                                   By:/S/ Isadore Sharp
                                      -----------------------------------------


MONTREAL TRUST COMPANY             FOUR SEASONS HOTELS INC.
OF CANADA

By:/S/                             By:/S/
   -------------------------          -----------------------------------------
      Authorized Signatory                Authorized Signatory


By:/S/                             By:/S/
   -------------------------         ------------------------------------------
      Authorized Signatory                Authorized Signatory